EXHIBIT 99.1
                  [WILLOW GROVE BANCORP, INC. LETTERHEAD]



Press Release                          FOR IMMEDIATE RELEASE
                                       Contact:  Frederick A. Marcell Jr., CEO
                                       Christopher E. Bell, CFO
                                       Telephone:  215-646-5405



        WILLOW GROVE BANCORP, INC.  COMPLETES SHARE REPURCHASE


     Maple Glen, Pennsylvania - (September 12, 2003) Willow Grove Bancorp,

Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove

Bank (the "Bank"), announced today that the Company completed its first stock repurchase program.  The Company purchased 10% of its outstanding shares of common stock, or 1,133,566 shares at an average price of $16.15 per share.  On

March 25, 2003, the Company announced the commencement of this repurchase program and began purchasing shares on April 30, 2003.


     Frederick A. Marcell Jr., President and Chief Executive Officer, stated

"The Company remains committed to managing our strong capital position and I anticipate that we will consider additional repurchase programs in the future as they improve the Company's return on equity, while providing added value for our shareholders."


     Willow Grove Bancorp, Inc., with assets totaling $845.1 million as of

June 30, 2003, is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank.  The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen,

Pennsylvania.  Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.


     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.